EXHIBIT 99 (a)

Paine Webber Group Inc. adopted Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings per share," effective for the quarter and year-ended December 31, 1997. SFAS No. 128 requires the presentation of basic and diluted earnings per share (EPS) in the income statement. EPS amounts for each quarter in 1997, 1996 and 1995 and for each of the six years 1992 through 1997 were as follows:


                            1997 (1)                            1996 (1)                                   1995 (1)
             --------------------------------------  --------------------------------------  --------------------------------------
                 1Q        2Q        3Q        4Q        1Q        2Q        3Q        4Q        1Q       2Q (2)      3Q     4Q (2)
             --------  --------  --------  --------  --------  --------  --------  --------  --------  --------   --------  -------
Basic EPS    $   0.72  $   0.66  $   0.78  $   0.75  $   0.70  $   0.65  $   0.56  $   0.65  $   0.19  $  (0.70)  $   0.51  $  0.38

Diluted EPS  $   0.62  $   0.58  $   0.70  $   0.68  $   0.61  $   0.56  $   0.49  $   0.57  $   0.18  $  (0.70)  $   0.45  $  0.33


(1) Earnings per share amounts have been adjusted to reflect a three-for-two common stock split which became effective on November 17, 1997.

(2) Includes after-tax charges of $125.9 million ($200 million before income taxes) and $20.1 million ($30 million before income taxes) in the second and fourth quarters, respectively, related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.


                   1997 (1)     1996 (1)     1995 (1)(2)  1994 (1)(3)  1993 (1)     1992 (1)
                   --------     --------     --------     --------     --------     --------
Basic EPS          $   2.84     $   2.55     $   0.37     $   0.28     $   2.36     $   2.10


Diluted EPS        $   2.56     $   2.24     $   0.35     $   0.26     $   1.95     $   1.63




(1) Earnings per share amounts have been adjusted to reflect a three-for-two common stock split which became effective on November 17, 1997.

(2) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.

(3) The 1994 results include after-tax costs of $36 million ($50 million before income taxes) and $34 million ($57 million before income taxes) related to the purchase of certain net assets and specific businesses of Kidder, Peabody Group Inc. and a non-recurring mutual fund charge, respectively.

The Company accounts for stock option grants in accordance with APB Opinion No.
25. Accordingly, no compensation cost has been recognized for its stock option grants. Pro forma information regarding net income and earnings per share is required under SFAS No. 123 and has been determined as if the Company had accounted for all 1996 and 1995 stock option grants based on the fair value method. The pro forma information presented below is not representative of the effect stock options will have on pro forma net income or earnings per share for future years. The pro forma information is as follows:

                                                1996(1)           1995(1)(2)

Pro Forma earnings per common share:

Basic                                            $2.49                $0.34
Diluted                                          $2.19                $0.31

(1) Earnings per share amounts have been adjusted to reflect a three-for-two common stock split which became effective on November 17, 1997.

(2) The 1995 results include after-tax charges of $146 million ($230 million before income taxes) related to the resolution of the issues arising from the Company's sale of public proprietary limited partnerships.